Exhibit 8.1

Name	Jurisdiction	Ownership
Subsidiaries
Granville Financial Services Company Limited	A Hong Kong company	100% owned by Puhui
PCZ Limited	A British Virgin Islands company	100% owned by Puhui

HZF (HK) Limited	A Hong Kong company	100% owned by Puhui BVI

Beijing Rucong Enterprise Management and Advisory Co., Ltd. (“Puhui WFOE”)	A PRC limited liability company and a deemed wholly foreign owned enterprise	100% owned by Puhui HK

VIE and subsidiaries of VIE

Puhui Wealth Investment Management (Beijing) Co. Ltd. (“Puhui Beijing”)	A PRC limited liability company	VIE of Puhui WFOE

Qingdao Puhui Zhuoyue Investment management Co., Ltd.	A PRC limited liability company	100% owned by Puhui Beijing

Shanghai Pucai Investment Management Co., Ltd.	A PRC limited liability company	100% owned by Puhui Beijing

Shanghai Ruyue Enterprise Management Consulting Co., Ltd. (“Shanghai Ruyue”)	A PRC limited liability company	100% owned by Puhui Beijing

Beijing Haidai Puhui Information Consulting Co. Ltd.	A PRC limited liability company	100% owned by Puhui Beijing

Beijing Ruyue Jiahe Management Consulting Co., Ltd. (“Beijing Jiahe”)	A PRC limited liability company	70% owned by Shanghai Ruyue